Filed Pursuant to Rule 433

Registration Statement 333-293477

February 17, 2026

Amgen Inc.

PRICING TERM SHEET

Dated February 17, 2026

$1,000,000,000 4.200% Senior Notes due 2031 (the “2031 Notes”)

$1,750,000,000 4.850% Senior Notes due 2036 (the “2036 Notes”)

$500,000,000 5.500% Senior Notes due 2046 (the “2046 Notes”)

$750,000,000 5.650% Senior Notes due 2056 (the “2056 Notes”)

This pricing term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated February 17, 2026, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities. Capitalized terms used in this pricing term sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:

2031 Notes: $1,000,000,000 aggregate principal amount

2036 Notes: $1,750,000,000 aggregate principal amount

2046 Notes: $500,000,000 aggregate principal amount

2056 Notes: $750,000,000 aggregate principal amount

Maturity Date:	2031 Notes: February 19, 2031 2036 Notes: February 19, 2036 2046 Notes: February 19, 2046 2056 Notes: February 19, 2056

Coupon:

2031 Notes: 4.200% per annum, accruing from and including February 19, 2026

2036 Notes: 4.850% per annum, accruing from and including February 19, 2026

2046 Notes: 5.500% per annum, accruing from and including February 19, 2026

2056 Notes: 5.650% per annum, accruing from and including February 19, 2026

Price to Public:	2031 Notes: 99.897% of principal amount 2036 Notes: 99.827% of principal amount 2046 Notes: 99.616% of principal amount 2056 Notes: 99.928% of principal amount

Benchmark Treasury:	2031 Notes: 3.750% due January 31, 2031 2036 Notes: 4.125% due February 15, 2036 2046 Notes: 4.625% due November 15, 2045 2056 Notes: 4.625% due November 15, 2055

Benchmark Treasury Price / Yield:	2031 Notes: 100-18 1⁄4 / 3.623% 2036 Notes: 100-19 / 4.052% 2046 Notes: 99-29 / 4.632% 2056 Notes: 99-01 / 4.685%

Spread to Benchmark Treasury:	2031 Notes: +60 bps 2036 Notes: +82 bps 2046 Notes: +90 bps 2056 Notes: +97 bps

Yield to Maturity:	2031 Notes: 4.223% 2036 Notes: 4.872% 2046 Notes: 5.532% 2056 Notes: 5.655%

Interest Payment Dates:

2031 Notes: February 19 and August 19 of each year, commencing on August 19, 2026

2036 Notes: February 19 and August 19 of each year, commencing on August 19, 2026

2046 Notes: February 19 and August 19 of each year, commencing on August 19, 2026

2056 Notes: February 19 and August 19 of each year, commencing on August 19, 2026

Reinvestment Rate (for make-whole call):	2031 Notes: 10 bps 2036 Notes: 15 bps 2046 Notes: 15 bps 2056 Notes: 15 bps

Par Call Dates:	2031 Notes: January 19, 2031 2036 Notes: November 19, 2035 2046 Notes: August 19, 2045 2056 Notes: August 19, 2055

Trade Date:	February 17, 2026

Settlement Date*:	February 19, 2026 (T+2)

CUSIP / ISIN:	2031 Notes: 031162 DV9 / US031162DV90 2036 Notes: 031162 DW7 / US031162DW73 2046 Notes: 031162 DX5 / US031162DX56 2056 Notes: 031162 DY3 / US031162DY30

Denominations:	$2,000 x $1,000

Expected Ratings**:	Baa1 / BBB+ / BBB+ (stable) (Moody’s / S&P / Fitch)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. Barclays Capital Inc. Blaylock Van, LLC BNP Paribas Securities Corp. HSBC Securities (USA) Inc. MUFG Securities Americas Inc.

Penserra Securities LLC R. Seelaus & Co., LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the Notes during such period should consult their own advisors.

**

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 13, 2026) and a prospectus supplement dated as of February 17, 2026 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) J.P. Morgan Securities LLC collect at 212-834-4533 and (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-US jurisdiction). Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

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